Exhibit 10.2

Execution Version

July 22, 2008

Michael Roseman,

    at the address

        in the Schedule

Re:	MF Global – Employment Agreement

Dear Michael:

This is your EMPLOYMENT AGREEMENT with MF Global Ltd., a Bermuda exempted company (“MF Global”), and provides the terms of your employment with MF Global.

1. Terms Schedule

Some of the terms of your employment are in the attached schedule (your “Schedule”), which is part of this Agreement.

2. Term of Your Employment

Your employment under this Agreement will begin on the “Commencement Date” set forth in your Schedule and will continue until terminated in accordance with Section 6(c). All subsequent references to “your employment” in this Agreement will refer to your employment under this Agreement.

3. Your Position, Performance and Other Activities

(a) Position. You will be employed in the position stated in your Schedule.

(b) Authority, Responsibilities, and Reporting. Your authority, responsibilities and reporting relationships will correspond to your position and will include any particular authority, responsibilities and reporting relationships consistent with your position that MF Global’s Board of Directors (the “Board”), MF Global’s Global Executive Committee or any officer of the MF Global Group to whom you report may assign to you from time to time. Any specific reporting relationship provided in your Schedule replaces the relationship provided in this Section 3(b), and any specific authority or responsibility provided in your Schedule is in addition to that provided in this Section 3(b).

(c) Performance. During your employment, you will devote substantially all of your business time and attention to MF Global and its subsidiaries and affiliates (together, the “MF Global Group”) and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability.

(d) Other Activities. During your employment, you will not render any business, commercial or professional services to any non-member of the MF Global Group. However, you may (1) serve on civic or charitable boards or committees or financial industry trade associations (2) manage personal investments, or (3) deliver lectures, fulfill speaking engagements or teach at educational institutions, so long as these activities do not significantly interfere with your performance of your responsibilities under this Agreement.

4. Your Compensation

(a) Salary. You will receive an annual base salary (your “Salary”). The starting amount of your Salary is in your Schedule. MF Global will review your Salary at least annually and may increase it at any time for any reason. However, your Salary may not be decreased at any time (including after any increase) other than as part of an across-the-board salary reduction that applies in the same manner to all similarly situated executives, and any increase in your Salary will not reduce or limit any other obligation to you under this Agreement. Your Salary will be paid in accordance with the MF Global Group’s normal practices for similarly situated executives.

(b) Bonus. You will be eligible to receive an annual cash bonus (your “Bonus”) for each fiscal year of MF Global ending during your employment. The amount of your Bonus will be determined by MF Global in accordance with your Schedule, and it will be paid within two and one-half months after the end of the fiscal year to which it relates.

(c) Other Executive Compensation Plans. You will be entitled to participate in all of the MF Global Group’s executive compensation plans, including any management incentive plans, long-term compensation plans, equity compensation option plans and deferred compensation plans, on a basis that is at least as favorable as that provided to other similarly situated executives of the MF Global Group.

5. Your Benefits

(a) Employee Benefit Plans. During your employment, you will be entitled to participate in each of the MF Global Group’s employee benefit and welfare plans, including plans providing retirement benefits or medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other similarly situated executives of the MF Global Group.

(b) Vacation. You will be entitled to paid annual vacation on a basis that is at least as favorable as that provided to other similarly situated executives of the MF Global Group.

(c) Business Expenses. You will be reimbursed for all business and entertainment expenses incurred by you in performing your responsibilities under this Agreement. However, your reimbursement will be subject to the MF Global Group’s normal practices for similarly situated executives.

6. Termination of Your Employment

(a) No Reason Required. You or MF Global may terminate your employment at any time for any reason, or for no reason, subject to compliance with Section 6(c).

(b) Related Definitions.

(1) “Cause” means any of the following: (A) your continued and willful failure to perform substantially your responsibilities to the MF Global Group under this Agreement, after demand for substantial performance has been given by the Board or any officer of the MF Global Group to whom you report that specifically identifies how you have not substantially performed your responsibilities; (B) your willful engagement in illegal conduct or in gross misconduct in connection with the business of the MF Global Group; (C) your conviction of, or plea of guilty or nolo contendere to, a felony; (D) your willful and material breach of the MF Global Group’s written code of conduct and business ethics or Section 7 or 8; (E) your willful attempt to obstruct or willful failure to cooperate with any investigation authorized by the Board or any governmental or self-regulatory entity; or (F) your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to the MF Global Group under this Agreement, if (i) the disqualification, bar or loss continues for more than 60 days and (ii) during that period the MF Global Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during your employment, you will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if your employment is not permissible, you will be placed on leave (which will be paid in full to the extent legally permissible).

For purposes of this definition, (i) no act or omission by you will be “willful” unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the MF Global Group and (ii) any act or omission by you based on authority given pursuant to a resolution duly adopted by the Board will be deemed made in good faith and in the best interests of the MF Global Group.

If MF Global does not give you a Termination Notice (as described in 6(c)) within 60 days after the Board has knowledge that an event constituting Cause has occurred, the event will no longer constitute Cause. In addition, the Board must give you notice and 10 days to cure the first event constituting Cause under Section 6(b)(1)(D) or (E) (unless the event cannot be cured). MF Global may place you on unpaid leave for up to 30 consecutive days while it is determining whether there is a basis to terminate your employment for Cause.

(2) “Disability” means your absence from your responsibilities with MF Global on a full-time basis for 130 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury. If MF Global determines in good faith that your Disability has occurred, it may give you a Termination Notice. If within 30 days of the Termination Notice you do not return to full-time performance of your responsibilities, your employment will terminate. If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement. Except as provided in this Section 6(b)(2), your incapacity due to mental or physical illness or injury will not affect MF Global’s obligations under this Agreement (including that such illness or injury will not constitute a basis for Cause).

(c) Advance Notice Generally Required.

(1) To terminate your employment, either you or MF Global must provide a Termination Notice to the other. A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause and a reasonably detailed description of the facts that permit termination under that clause; provided that the failure to include any fact in a Termination Notice that contributes to a showing of Cause does not preclude either party from asserting that fact in enforcing its rights under this Agreement.

(2) You and MF Global agree to provide 60 days’ advance Termination Notice of any termination, unless your employment is terminated by MF Global for Cause or because of your Disability or death. If you die or become Disabled after MF Global provides Termination Notice without Cause, your termination will be treated as a termination without Cause, effective as of the date of your death or Disability.

(d) Without Cause. If MF Global terminates your employment without Cause:

(1) MF Global will pay the following as of the end of your employment: (A) your unpaid Salary, (B) your Salary for any accrued but unused vacation, and (C) any accrued expense reimbursements and other cash entitlements (including for accrued expense reimbursement for which supporting documentation is submitted within a reasonable time after termination of your employment) (together, your “Accrued Compensation”). In addition, MF Global will pay you any amounts and provide you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the MF Global Group as of the end of your employment (together, the “Other Benefits”).

(2) MF Global will pay your Earned Bonus. Your “Earned Bonus” means any earned but unpaid Bonus for the fiscal year ending immediately before the end of your employment.

(3) MF Global will pay your Severance Pay. Your “Severance Pay” means (A) the sum of your Salary and Historic Bonus multiplied by (B) the severance multiplier provided on your Schedule (your “Severance Multiplier”). Your “Historic Bonus” means the average of the Bonuses paid or payable to you for the three fiscal years (or, if less, the number of fiscal years since the Commencement Date) ending before Termination Notice is given.

(4) Subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), your continued co-payment of premiums at the same level and cost to you as if you were an employee of the MF Global Group (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and your compliance with the obligations in Section 7 and 8, during the number of years equal to your Severance Multiplier (the “Severance Period”), you, your spouse and your dependents will continue to be eligible to participate in the MF Global Group’s group health plan providing for medical, dental or hospitalization insurance on a basis that is at least as favorable as that provided to other similarly situated executives of the MF Global Group and at least as favorable as the basis in effect immediately before Termination Notice was given provided that you remain eligible for COBRA continuation coverage (the “Welfare Benefits”). However, if the MF Global Group’s plans do not permit you, your spouse or your dependents to participate on this basis, MF Global will provide Welfare Benefits (with the same after-tax effect for you) outside of the plans. If you become employed during the remainder of the Severance Period and are eligible for coverage from your new employer, the Welfare Benefits will be secondary to your new coverage (i.e., the MF Global Group will reimburse you for any increased cost and provide any additional benefits that are necessary to provide you with the full Welfare Benefits).

(e) For Cause or By You for Any Reason. If MF Global terminates your employment for Cause or you terminate your employment for any reason, MF Global will pay your Accrued Compensation and your Other Benefits.

(f) For Your Disability or Death. If your employment terminates as a result of your Death or Disability, MF Global will pay your Accrued Compensation and Earned Bonus and will provide your Other Benefits.

(g) Condition. MF Global will not be required to make the payments and provide the benefits stated in Section 6(d) (other than the Accrued Compensation and Other Benefits) unless you execute and deliver to MF Global an agreement releasing from all liability (other than the payments and benefits contemplated by this Agreement) each member of the MF Global Group and any of their respective past or present officers, directors, employees or agents. This agreement will be in the form normally provided by the MF Global Group to its senior executives at the time.

(h) Timing. The benefits provided in this Section 6 will begin at the end of your employment, and any cash payments owed you under this Section 6 will be paid in one lump sum within 20 days of the end of your employment or at any earlier time required by applicable law.

(i) Section 409A. Notwithstanding anything in this Agreement to the contrary, if any payment(s) or benefit(s)under this Agreement would be subject to the provisions of Section 409A of the Internal Revenue Code of 1986 (the “Code”), to the extent required to comply with Section 409A of the Code, any such payments and/or benefits shall be delayed until the earliest day on which such payments could be made or benefits provided in compliance with Section 409A of the Code (at which point all payments so delayed shall be provided or reimbursed to you in one lump sum).

7. Proprietary Information.

(a) Definition. “Proprietary Information” means confidential or proprietary information concerning (1) the MF Global Group’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how , (2) any other matter relating to the MF Global Group and (3) any matter relating to clients of the MF Global Group or other third parties having relationships with the MF Global Group. Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. However, Proprietary Information does not include information (1) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, (2) that was or becomes generally available to the public, other than as a result of a disclosure by you, directly or indirectly, that is not authorized by the MF Global Group or (3) that you can establish was independently developed by you without reference to any Proprietary Information.

(b) Use and Disclosure. You will obtain or create Proprietary Information in the course of your involvement in the MF Global Group’s activities and may already have Proprietary Information. You agree that the Proprietary Information is the exclusive property of the MF Global Group, and that, during your employment, you will use and disclose Proprietary Information only for the MF Global Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the MF Global Group. After your employment, you will not use or disclose any Proprietary Information. In addition, nothing in this Agreement will operate to weaken or waive any rights the MF Global Group may have under statutory or common law, or any other agreement, to the protection of trade secrets, confidential business information and other confidential information.

(c) Return of Proprietary Information. When your employment terminates, you agree to return to MF Global all Proprietary Information, including all notes, mailing lists, rolodexes and computer files that contain any Proprietary Information. You agree to do anything reasonably requested by MF Global in furtherance of perfecting the MF Global Group’s possession of, and title to, any Proprietary Information that was at any time in your possession.

(d) Limitations. Nothing in this Agreement prohibits you from providing truthful testimony concerning the MF Global Group to governmental, regulatory or self-regulatory authorities.

8. On-going Restrictions on Your Activities

(a) Related Definitions. This Section uses the following defined terms:

“Competitive Enterprise” means any business enterprise that either (1) engages in any activity that competes anywhere with any activity that the MF Global Group is then engaged in or (2) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

“Client” means any client or prospective client of the MF Global Group to whom you provided services or for whom you transacted business.

“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b) Your Importance to the MF Global Group and the Effect of this Section 8. You acknowledge that:

(1) In the course of your involvement in the MF Global Group’s activities, you will have access to Proprietary Information and the MF Global Group’s client base and will profit from the goodwill associated with the MF Global Group. On the other hand, in view of your access to Proprietary Information and your importance to the MF Global Group, if you compete with the MF Global Group for some time after your employment, the MF Global Group will likely suffer significant harm. In return for the benefits you will receive from the MF Global Group and to induce MF Global to enter into this Agreement, and in light of the potential harm you could cause the MF Global Group, you agree to the provisions of this Section 8. MF Global would not have entered into this Agreement if you did not agree to this Section 8.

(2) This Section 8 limits your ability to earn a livelihood in a Competitive Enterprise and your relationships with Clients. You acknowledge, however, that complying with this Section 8 will not result in severe economic hardship for you or your family.

(c) Transition Assistance. During the 60 days after Termination Notice has been given, you will take all actions the MF Global Group may reasonably request to maintain for the MF Global Group the business, goodwill and business relationships with any Clients.

(d) Non-Competition. Until the end of the period stated in the Schedule, you will not directly or indirectly:

(1) hold a 5% or greater equity, voting or profit participation interest in a Competitive Enterprise; or

(2) associate (including as a director, officer, employee, partner, sole proprietor, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(A) that is substantially related to any activity that you were engaged in,

(B) that is substantially related to any activity for which you had direct or indirect managerial or supervisory responsibility, or

(C) that calls for the application of specialized knowledge or skills substantially related to those used by you in your activities;

in each case, for the MF Global Group at any time during the year before the end of your employment.

(e) Non-Solicitation of Clients. Until the end of the period stated in the Schedule, you will not attempt to Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the MF Global Group.

(f) Non-Solicitation of MF Global Group Employees. Until the end of the period stated in the Schedule, you will not attempt to Solicit anyone who is then an employee of the MF Global Group (or who was an employee of the group within the prior six months) to resign from the MF Global Group or to apply for or accept employment with any Competitive Enterprise.

(g) Notice to New Employers. Before you accept employment with any other person or entity while any of Section 8(c), (d), (e) or (f) is in effect, you will provide the prospective employer with written notice of the provisions of this Section 8 and will deliver a copy of the notice to MF Global.

9. Effect on Other Agreements; Entire Agreement.

This Agreement is the entire agreement between you and MF Global with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

10. Successors.

(a) Payments on Your Death. If you die and any amounts become payable under this Agreement, MF Global will pay those amounts to your estate.

(b) Assignment by You. You may not assign this Agreement without MF Global’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 10(b), whether voluntary or involuntary, will be void.

(c) Assumption by any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving MF Global (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of MF Global’s consolidated assets (a “Sale”), MF Global will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as MF Global under this Agreement. The “Surviving Company” means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of MF Global.

11. Disputes.

(a) Employment Matter. This Section 11 applies to any controversy or claim between you and the MF Global Group arising out of or relating to or concerning this Agreement, or any aspect of your employment with MF Global or the termination of that employment (together, an “Employment Matter”).

(b) Continuation of Salary and Benefits. While any Employment Matter is pending, MF Global will continue to provide compensation and benefits in accordance with this Agreement as if your employment had continued unaffected. MF Global may, however, elect to treat you as if you had been placed on paid leave for all or part of the time an Employment Matter is pending. You will not need to reimburse MF Global even if it is determined pursuant to Section 11(c) that you are not entitled to receive the salary or benefits.

(c) Mandatory Arbitration. Subject to the provisions of this Section 11, any Employment Matter will be finally settled by arbitration in the County of New York administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect. However, the rules will be modified in the following ways: (1) each arbitrator will agree to treat as confidential evidence and other information presented to the same extent as the information is required to be kept confidential under Section 7, (2) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs and (3) the arbitration will be conducted before a panel of three arbitrators, one selected by you within 10 days of the commencement of arbitration, one selected by MF Global in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided that the arbitrator shall be a partner or former partner at a nationally recognized law firm). Notwithstanding the preceding, to the extent the rules of any self-regulatory organization applicable to the MF Global Group require an Employment Matter to be arbitrated by different arbitration rules, such required arbitration rules will apply.

(d) Limitation on Damages. You and the MF Global Group agree that there will be no punitive damages payable as a result of any Employment Matter and agree not to request punitive damages.

(e) Injunctions and Enforcement of Arbitration Awards. You or the MF Global Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under Section 11(c). Also, the MF Global Group may bring such an action or proceeding, in addition to its rights under Section 11(c) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Sections 7 and 8. You agree that (1) your violating any part of Sections 7 and 8 would cause damage to the MF Global Group that cannot be measured or repaired, (2) the MF Global Group therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections, (3) no bond will need to be posted for the MF Global Group to receive such an injunction, order or other relief and (4) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate.

(f) Jurisdiction and Choice of Forum. You and the MF Global Group irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any Employment Matter that is not otherwise arbitrated or resolved according to Section 11(c). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the MF Global Group (1) acknowledge that the forum stated in this Section 11(f) has a reasonable relation to this Agreement and to the relationship between you and the MF Global Group and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 11(f) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 11(f) and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the MF Global Group. However, nothing in this Agreement precludes you or the MF Global Group from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Sections 11(c), 11(e) and this 11(f).

(g) Waiver of Jury Trial. To the extent permitted by law, you and the MF Global Group waive any and all rights to a jury trial with respect to any Employment Matter.

(h) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

(i) Costs. To the extent permitted by law, MF Global will pay or reimburse any reasonable expenses, including reasonable attorney’s fees, you incur as a result of any Employment Matter if the arbitrator determines that you have substantially prevailed on the issues in the arbitration.

12. General Provisions.

(a) Construction.

(1) References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.

(2) The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

(3) Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”

(4) It is your and MF Global’s intention that this Agreement not be construed more strictly with regard to you or MF Global.

(b) Withholding. You and the MF Global Group will treat all payments to you under this Agreement as compensation for services. Accordingly, the MF Global Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

(c) Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section 8 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

(d) No Set-off or Mitigation. Your and MF Global’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the MF Global Group may have against each other or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment (except as this Agreement specifically states).

(e) Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 12(e)):

If to you, to your last address (or to the last facsimile number) shown on the records of MF Global.

If to MF Global, to:

MF Global Ltd.

717 Fifth Avenue, 11th Floor

New York, New York 10022

Attention: Chief Executive Officer

Facsimile: 212-589-6215

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Marc Trevino, Esq.

Facsimile: 212-558-3588

(f) Consideration. This Agreement is in consideration of the mutual covenants contained in it. You and MF Global acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

(g) Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and MF Global or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the MF Global Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(h) Third Party Beneficiaries. Subject to Section 10, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and MF Global and your and MF Global’s permitted successors and assigns.

(i) Counterparts. This Agreement may be executed counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

(Signature Page Follows)

(j) Representations. You represent and warrant to MF Global that: (1) you have the legal right to enter into this Agreement and to perform all of the obligations on your part to be performed hereunder in accordance with its terms, (2) you are not a party to any contract, agreement or understanding, written or oral, which could prevent you from entering into this Agreement or performing all of your duties and obligations hereunder, and (3) you are not a party to any agreement containing any non-competition, non-solicitation, confidentiality or other restrictions on your activities. You further represent and warrant to MF Global that, to the best of your knowledge, information and belief, you are not aware of any action taken by you (or any failure to act) that could form the basis for a breach of fiduciary duty or related claim against you by any current or former employer.

Very truly yours,

MF GLOBAL LTD.

/s/ Ira Polk
By:	Ira Polk

Accepted and agreed:

/s/ Michael Roseman
Michael Roseman

Date: July 24, 2008

cc: Thomas M. Harte

Terms Schedule to Employment Agreement of Michael Roseman

Name and Address for Notices	Michael Roseman 70 West 71st Street, Apt. 3G New York, New York 10023

Commencement Date	30 Days from the Contract date

Position	You will serve as Global Chief Risk Officer of MF Global Ltd. and Executive Vice President of MF Global Inc. Your employment will be based in New York, New York.

Reporting, Authority and Responsibilities

You will report directly to the Chief Executive Officer of MF Global Ltd.

You initially will be responsible for the global risk management functions of MF Global, including direct responsibility for the market risk, credit risk, operational risk and compliance departments of the global business.

Other Activities	You may continue to be a passive investor in Optionvol LLC and Metrofetch LLC so long as such investments do not create a conflict of interest.

Starting Salary	$350,000 per year (with future salary increases to be established by the Board). In no event may your Salary be decreased below $325,000 as part of an across-the-board salary reduction.

Bonus

Your Bonus will be determined based on the achievement of individual and performance goals under the terms of the applicable bonus plan or programs established by the Board (or a committee of the Board), provided that your Bonus for the fiscal year beginning on April 1, 2008 (your “2009 Bonus”) will not be less than $1,000,000 and your Bonus for the fiscal year beginning on April 1, 2009 (your “2010 Bonus”) will not be less than $850,000. Your 2009 Bonus and 2010 Bonus will be paid in cash.

You will also receive $200,000 as a sign-on bonus within 30 days after the Commencement Date (the “Sign-On Bonus”). If you voluntarily terminate your employment at any time during the 12-month period commencing on the Commencement Date, you will be required to pay MF Global an amount equal to the Sign-On Bonus no later than 30 days following such termination date.

Severance Period	Your Severance Multiplier will be 1/2 if your employment ends on or before the third anniversary of the Commencement Date and will be 1 if your employment ends after the payment of your 2010 Bonus.

Severance

A material diminution in your authority, duties, or responsibilities will be treated as a termination without Cause entitling you to the payments and benefits under Section 6(d) (subject to your satisfaction of the other requirements of Section 6) unless such event results from an isolated, insubstantial and inadvertent action that is not in bad faith and that is cured by MF Global within 30 days after receipt of notice thereof given by you, provided you provide a Termination Notice within 60 days after you have knowledge of such event.

In addition to the obligations of MF Global under Section 6, if your employment is terminated by MF Global without Cause, subject to your execution and delivery of a release to MF Global consistent with the provisions of Section 6(g), your 2009 Bonus and 2010 Bonus will be paid to you (to the extent not already paid) at the same time as your Severance Pay.

Non-Competition Period	3 months after Termination Notice is given by either party.

Non-Solicitation Period for Clients	6 months after your employment.

Non-Solicitation Period for Employees	6 months after your employment.

Additional Provision	MF Global hereby agrees to indemnify you to the fullest extent provided under the Bye-Laws of MF Global against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, against you arising by reason of your status as a director, officer, employee and/or agent of the MF Global Group during your employment and to cover you under directors and officers liability insurance both during and, while potential liability exists, after your termination of employment in the same amount and to the same extent as provided to other officers and directors.